FS Investment Corporation 8-K/A

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Details of Quarterly Shareholder Conference Call

PHILADELPHIA, August 11, 2010 – FS Investment Corporation (“FSIC”), a business development company focused on investing in the debt securities of private U.S. companies, provides an overview of its operations for the quarter ended June 30, 2010.  FSIC will hold its quarterly shareholder update conference call at 2:00 PM EDT on August 12, 2010 to discuss these results.

Financial Highlights

•	FSIC has raised total gross proceeds since inception of $246 million through August 2, 2010 in its public offering of common stock.

•	During the quarter ended June 30, 2010, FSIC’s portfolio generated the following results:

•	Total net investment income of $3.1 million, or $0.16 per share.

•	Total net realized gains of $1.1 million, or $0.06 per share, and total net unrealized depreciation of $7.9 million, or $0.41 per share.

•	A year-to-date GAAP total return of 2.3%.

•
During the quarter ended June 30, 2010, FSIC paid out cash distributions to investors totaling $0.1875 per share (7.2% annualized yield based on the current $10.40 offering price).  Beginning in the fourth quarter, we intend to start paying our distributions monthly instead of quarterly.

•
On July 13, 2010, in exchange for an amendment fee paid to Deutsche Bank AG, New York Branch, or Deutsche Bank, the maximum borrowing amount available under the existing revolving credit facility between Deutsche Bank and Broad Street Funding LLC, our wholly-owned financing subsidiary, was increased from $140 million to $240 million and the overall borrowing costs thereunder were lowered from LIBOR + 2.50% to LIBOR + 2.23% per annum.

•	Our second quarterly tender offer commenced in June 2010 and the repurchase of 108,904 shares pursuant to the tender offer was completed in connection with our July 1, 2010 closing.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “We are pleased with our performance in the second quarter of 2010, having generated solid positive returns for our investors despite significant headwinds in the global economy. We view this as a testament to the security of our core asset class as well as the skill of our portfolio management team and our sub-advisor, GSO / Blackstone Debt Funds Management.  Further, we are pleased to report that we have yet to experience a default in our portfolio and have realized only two capital losses since commencing operations nearly 19 months ago.  This performance highlights the importance we place on preserving our investors’ capital.”

“Looking forward, we feel that the characteristics of our core asset class and the strength we bring in terms of active management position us very well in this uncertain economic environment – market conditions and the economic picture seem to vary by the day.  Given our first priority claim on corporate assets and cash flows, we expect to be well-protected in an economic downturn.  It is the equity holders and junior creditors, such as corporate bondholders, who tend to experience the brunt of losses as the health of corporate issuers deteriorates.  In addition, our portfolio is well-positioned to perform in a period of rising interest rates as most of our loans pay floating rates that reset quarterly.  This serves to insulate our investors from the damage that rising interest rates and inflation are expected to inflict on fixed rate assets such as treasury securities and corporate bonds.”

“Finally, we would like to thank our shareholders and their financial advisors for investing with us.  You should know that your trust and support is deeply appreciated.  We have high expectations for the remainder of 2010, both organizationally and from an investment perspective, and we look forward to continuing to deliver strong results for our investors in the months and years ahead.”

“Please join me and our team Thursday, August 12 at 2:00 PM EDT as we discuss our quarterly performance.”

Investor Update Call
FS Investment Corporation will hold its second quarter investor update call on Thursday, August 12, 2010, at 2:00 PM EDT.  In order to participate, please dial (888) 674-0224 at least 10 minutes prior to the beginning of the conference call and enter 2016040502 as your passcode. A live webcast will be available, as well as a subsequent archive of the call for replay. Links for these can be found under the “Investor Relations” section of the FS Investment Corporation website (http://www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners, is a publicly registered, non-traded business development company (“BDC”).  A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $28 billion in assets under management, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.